Amit, Pollak, Matalon & Co. Advocates and Notary

Exhibit 5.1

August 11, 2010

RadView Software Ltd.
14 Hamelacha St., Park Afek
Rosh Haayin, Israel 48091

Ladies and Gentlemen:

We have acted as Israeli counsel to RadView Software Ltd. (the “Company”), an Israeli corporation, in connection with the Registration Statement on Form S−8 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission on the date hereof.  The Registration Statement relates to the registration of an additional 10,499,657 ordinary shares, nominal value NIS0.01 per share (the "Ordinary Shares") to be issued under the Company's Amended and Restated Key Employee Share Incentive Plan (1996).

In so acting, we have examined originals or copies of such corporate documents and have made such investigation of matters of fact and law as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion, we have relied, without independent investigation, upon statements and certificates or comparable documents of officers and representatives of the Company and upon certificates of public officials. We have considered such questions of Israeli law as we have deemed necessary for the purpose of rendering this opinion.

We are members of the Bar of the State of Israel and, in rendering our opinion, we do not pass (expressly or by implication) on the laws of any jurisdiction other than the State of Israel. Our opinion relates only to Israeli laws. In addition, we render no opinion in relation to any representation made or given in the Registration Statement.

Based upon such examination and investigation, and upon the assumption that there will be no material changes in the documents examined and the matters investigated, we are of the opinion that the 10,499,657 Ordinary Shares which are the subject of the Registration Statement, when issued upon the exercise of options in accordance with the terms of the share incentive plan, will be validly issued, fully paid and nonassessable.

This opinion is furnished to you solely in connection with the Registration Statement and is not to be used, circulated, quoted or otherwise referred to for any other purpose without our express prior written permission.

Amit, Pollak, Matalon & Co. Advocates and Notary

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required under the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                                                                                Very truly yours,

    /s/ Amit, Pollak, Matalon & Co.
     Amit, Pollak, Matalon & Co.

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